Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO SECTION 18-214 OF THE LIMITED LIABILITY

COMPANY ACT

1.)	The jurisdiction where the Corporation first formed is Delaware .

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware .

3.)	The date the corporation first formed is_November 9, 2016 .

4.)	The name of the Corporation immediately prior to filing this Certificate is

Atlis Motor Vehicles Inc.                                                                                          .

5.)	The name of the Limited Liability Company as set forth in the Certificate of

Formation is Atlis Motor Vehicles LLC                                                                  .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the

12th            day of May                , A.D.2023                .

By:	/s/ Annie Pratt
Authorized Person

Name:	Annie Pratt
Print or Type